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                                                                   EXHIBIT 10.23

                              EMPLOYMENT AGREEMENT

        This Employment Agreement (this "Agreement"), dated April 7, 2000 ("Effective Date") is made by and between WebSideStory, Inc. ("the Company"), a California corporation having its principal offices at 10182 Telesis Court, 6th Floor, San Diego, CA and Meyar Sheik ("Employee").

                                    AGREEMENT

        1. Title and Duties. Employee's title and position with the Company initially will be Vice President, Chief Marketing Officer-Enterprise. Employee shall devote all of his business time and attention, energy and skills to the Company during his employment under this Agreement. Employee's duties will be as assigned by the Company's President and Chief Executive Officer, or his designee. The Company reserves the right to change Employee's duties, assignments, responsibilities or title and the person to whom Employee reports at any time at the sole discretion of the President and Chief Executive Officer. Employee's employment will commence no later than April 7, 2000.

        2. At-will Employment. Employee's employment relationship with the Company is at-will, terminable at any time and for any reason by either the Company or Employee. While certain paragraphs of this Agreement describe events that could occur at a particular time in the future, nothing in this Agreement may be construed as a guarantee of employment of any length.

        3. Policy Compliance. Employee is required to comply with the Company policy, practice and procedure in effect during his employment. Employee agrees to comply with the terms and conditions of the Company's Confidentiality and Inventions Agreement ("Confidentiality Agreement") that is attached to this Agreement as Exhibit 1 and is incorporated by reference.

        4. Compensation.

            4.1 Starting Salary. Employee will receive a compensation of Five Thousand Dollars ($5,000) for the period from the Effective Date of this Agreement through April 17, 2000. This amount is subject to applicable federal, state and local income, social security and other payroll deductions.

            4.2 Base Salary. Employee's annual Base Salary commencing April 17, 2000, will be One Hundred and Seventy-Five Thousand Dollars ($175,000) to be paid according to the Company's regular payroll practices. Any increase to the Base Salary is within the sole discretion of the Board. The Base Salary described above is subject to deduction for applicable federal, state and local income, social security and other payroll deductions.

            4.3 Financial Objective Bonus. In addition to the Base Salary, in Fiscal Year 2000 Employee is eligible for bonus compensation of up to One Hundred and Fifteen Thousand Dollars ($115,000) contingent upon accomplishment of certain financial objectives defined at the sole discretion of the Company as follows:

                4.3.1 If in Fiscal Year 2000 the Company achieves total gross annual revenues of at least Six Million Five Hundred Thousand Dollars ($6,500,000) from sales made

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from the United States related to its Enterprise services, Employee will be entitled to a bonus of Thirty-Five Thousand Dollars ($35,000);

                4.3.2 If in Fiscal Year 2000 the Company achieves total gross annual revenues of at least Seven Million Five Hundred Thousand Dollars ($7,500,000) from sales made from the United States of its Enterprise services, Employee will be entitled to an additional bonus of Forty-Five Thousand Dollars ($45,000);

                4.3.3 If in Fiscal Year 2000 the Company achieves total gross annual revenues of at least Eight Million Five Hundred Thousand Dollars ($8,500,000) from sales made from the United States of its Enterprise services, Employee will be entitled to an additional bonus of Thirty-Five Thousand Dollars ($35,000).

                4.3.4 Employee will be eligible receive each bonus level described in Sections 4.3.1 through 4.3.3 once the condition of the bonus is met within the Fiscal Year 2000, and not necessarily at the end of the fiscal year.

                4.3.5 Employee will be eligible for a financial objective bonus in Fiscal Year 2001 in an amount to be determined at the sole discretion of the Company and upon accomplishment of Fiscal Year 2001 financial objectives to be determined on or before December 31, 2000 at the sole discretion of the Company.

        5. Moving Expenses. The Company will reimburse Employee for reasonable moving expenses up to Twenty Nine Thousand Five Hundred Dollars ($29,500) upon submission of supporting receipts. The tax treatment of the payment described in this Section 5 will be according to California and federal law. In the event Employee resigns his employment with the Company within the first year of employment, he will reimburse the Company any amounts expended by the Company for moving expenses.

        6. Temporary Housing. The Company will provide Employee with temporary housing through July 31, 2000 and will reimburse Employee the reasonable airfare and transportation expenses expended by Employee for three (3) visits to his family. The Company will also reimburse Employee for reasonable airfare and transportation expenses for his three (3) family members from New York to San Diego for a visit prior to the final move from New York to San Diego. Employee will endeavor to plan ahead to reduce expenses. The Company will reimburse Employee for the reasonable airfare and transportation expenses expended by Employee for his original trip from New York to San Diego and for his reasonable hotel and transportation expenses, prior to securing temporary housing and permanent local transportation.

        7. Stock Options.

            7.1 Grant of Options. On the Effective Date, the Company will grant to Employee non-statutory options representing the right to purchase up to 500,000 shares of the Company's Common Stock (collectively the "Options") pursuant to the Company's 2000 Equity Incentive Plan (the "Plan"), at the fair market value determined at the next meeting of the Company's Board of Directors. This grant is further subject to the terms and conditions of the Stock Option Agreement reflecting that grant (the "Option Agreements"), as well as applicable state and federal laws including, but not limited to, tax and securities laws. Each Option shall

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entitle Employee to purchase one share of the Company's Common Stock. The
Options shall vest as set forth in Section 7.2 below.

            7.2 Vesting Schedule.

                7.2.1 153,846 Options will vest on the first anniversary of the Effective Date;

                7.2.2 The remaining Options (346,154) will vest at the rate of the 3.704% (or 12,820.5 options) for each full month of Employee's continuous service from the first anniversary for the next twenty-seven months (27 months) of the Effective Date such that the Options will be fully vested thirty-nine months (39 months) from the Effective Date.

            7.3 Tax Implications. The Company does not make any warranty or representation with respect to the tax consequence of any of the above grant of options or tax consequences of any exercise of the options or consequent sale of the shares purchased. Employee is advised to consult with his own tax advisor as to the tax treatment of all aspects of the option grant contained in the Agreement or Option Agreements.

        8. Fringe Benefits. During his employment, Employee will receive any and all fringe benefits then available to executive staff.

        9. Reimbursement of Expenses. During his employment, subject to final approval by the Board, Employee shall be entitled to reimbursement of reasonable and actual expenses incurred on behalf of the Company.

        10. Return Of Property. Employee agrees that all documents, records, apparatus, equipment and other physical property (as more specifically defined in the Confidentiality Agreement) which is furnished to or obtained by Employee in the course of his employment with the Company shall be and remain the sole property of the Company. Employee agrees that upon the termination of his employment he will return all such property (whether or not it pertains to trade secret or proprietary information), and will not make or retain copies, reproductions, or summaries of any such property.

        11. Non Competition. During his employment Employee shall not directly or indirectly, either as an employee, employer, consultant, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition with the business of the Company in any location, unless such participation or interest is fully disclosed to the Company and approved by the Board.

        12. Agreement with Previous Employers. Employee confirms he does not have any agreement with a previous employer that prevents or limits him in performing under this Agreement. In the event the Company is sued by any previous employer of Employee as a result of any act by Employee, the Company may recover costs or attorneys' fees expended in defending against such a lawsuit.

        13. Dispute Resolution Procedures. Any dispute or claim arising out of this agreement shall be subject to final and binding arbitration. The arbitration will be conducted by

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one arbitrator who is a member of the American Arbitration Association (AAA) and will be governed by the Model Employment Arbitration rules of AAA. The arbitration shall be held in San Diego, California. The arbitrator shall have an authority to determine the arbitrability of any claim and enter a final and binding judgment at the conclusion of any proceedings in respect of the arbitration. Any final judgment only may be appealed on the grounds of improper bias or improper conduct of the arbitrator. The arbitrator will apply California substantive law in all respects. The arbitrator will decide how the costs of arbitration should be split. In the event of any arbitration arising out of or relating to this Agreement, its breach or enforcement, including an action for declaratory relief, the prevailing party in such action or proceedings shall be entitled to receive his or its damages, court costs and reasonable out-of-pocket expenses including reasonable attorneys' fees. Such recovery shall include court costs, reasonable out-of-pocket expenses, and attorneys' fees on appeal, if any. The arbitrator or court shall determine who is the prevailing party, whether or not the dispute or controversy proceeds to final judgment.

        14. General Provisions.

            14.1 Governing Law. This Agreement will be governed by and construed according to California law, without regard to principles of conflict of laws.

            14.2 Assignment. Employee may not assign, pledge or encumber his interest in this Agreement or any part of this Agreement.

            14.3 Binding Nature. This Agreement will be binding upon Employee, his heirs, executors, and administrators and will inure to the benefit of the Company, its subsidiaries, successors and assigns.

            14.4 No Waiver of Breach. The failure to enforce any provision of this Agreement will not be construed as a waiver of any such provision, nor prevent a party thereafter from enforcing the provision or any other provision of this Agreement. The rights granted the parties are cumulative, and the election of one will not constitute a waiver of such party's right to assert all other legal and equitable remedies available under the circumstances.

            14.5 Severability. The provisions of this Agreement are severable, and if any provision will be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts of this Agreement, will not be affected.

            14.6 Entire Agreement. This Agreement, including the Confidentiality Agreement and any Option Agreements, constitutes the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous oral or written negotiations, agreements or understandings between the parties.

            14.7 Modification/Waiver. No modification, amendment, supplementation, termination or attempted waiver of this Agreement will be valid unless in writing, signed by the party against whom modification, amendment termination or waiver is sought to be enforced.

            14.8 Fees and Expenses. If any proceeding is brought for the enforcement or interpretation of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or

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prevailing party will be entitled to recover from the other party reasonable attorneys' fees and other costs incurred in that proceeding (including, in the case of an arbitration, arbitration fees and expenses), in addition to any other relief to which such party may be entitled.

            14.9 Duplicate Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original. Such counterparts together constitute one instrument.

            14.10 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            14.11 Drafting Ambiguities. Each party to this Agreement and his or its counsel have reviewed and revised this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any of the amendments to this Agreement.



        WebSideStory, Inc.                                Employee


By:             /s/ JOHN HENTRICH                      /s/ MEYAR SHEIK
        --------------------------------------      ----------------------
        John Hentrich, Chief Executive Officer            Meyar Sheik


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